EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Attunity Ltd 2012 Stock Incentive Plan, of our reports dated March 1, 2017 with respect to the consolidated financial statements of Attunity Ltd and its subsidiaries and the effectiveness of internal control over financial reporting of Attunity Ltd and its subsidiaries for the year ended December 31, 2016 included in its Amendment No. 1 to Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel August 8, 2017	/s/ Kost, Forer, Gabbay & Kassierer Kost, Forer, Gabbay & Kassierer A Member of Ernst & Young Global